Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-162436, 333-162870, 333-162179, 333-162131 and 333-159286 on Forms S-3 and Nos. 333-152665, 333-152666 and 333-152667 on Forms S-8 of our report dated April 15, 2010, relating to the consolidated financial statements of Radient Pharmaceuticals Corporation (formerly AMDL, Inc.) and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern) as of December 31, 2009 and for each of the years in the two-year period then ended.

/s/ KMJ Corbin & Company LLP
Costa Mesa, California
September 21, 2010